Sales Representative Agreement

THIS SALES REPRESENTATIVE AGREEMENT (this “Agreement”) is entered into on March 6, 2018, with retroactive effect as of March I, 2018 (the “Effective Date”) by and between Therma Bright Inc., a British Columbia corporation (“Company”), and ICTV Brands, Inc., a Nevada corporation (“Representative”).

RECITALS:

A.	WHEREAS, Company is in the business of providing consumers with dermatological medical devices;

B.	WHEREAS, pursuant to the Asset Purchase Agreement entered into as of March 6, 2018 between Company, on the one hand, and Representative, ICTV Brands UK Limited, ICTV Brands HK Limited and ICTV Brands Israel Ltd (collectively, “Sellers”), on the other hand (as the same may be amended, supplemented or modified to date, the “Asset Purchase Agreement”), Sellers have agreed to sell and transfer to Company, and Company has agreed to purchase, subject to certain conditions, certain assets related to the Products (as defined herein), excluding, among other things, any rights to the trademark or name “no!no!” or “no!no! skin” (the “no!no! Trademarks”);

C.	WHEREAS, Representative is in the business of providing sales and marketing services and has had success at selling the Products;

D.	WHEREAS, Company and Representative desire to enter into a sales representative agreement where Representative will provide sales, promotion and marketing services with respect to the Products;

E.	NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

For the purposes of this Agreement, the following terms have the meanings set forth below:

1.1	Definitions

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control’’ means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” means this Sales Representative Agreement as the same may be amended, supplemented or modified from time to time.

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“Asset Purchase Agreement” has the meaning set forth in the Recitals hereto.

“ClearTouch Trademarks” has the meaning set forth in Section 12.1.

“Closing” means the closing of the transaction contemplated in the Asset Purchase Agreement.

“Company” has the meaning set forth in the Preamble hereto.

“Confidential Information” has the meaning set forth in Section 15.

“Developed IP” has the meaning set forth in paragraph 11.1(b).

“Effective Date” has the meaning set forth in the Preamble hereto.

“Financial Report” has the meaning set forth in Section 6.4.

“Initial Term” has the meaning set forth in Section 10.1.

“Intellectual Property” means (a) patents, patent applications, continuations, continuations-in-part, divisions, validations, reissues, patent disclosures, inventions (whether or not patentable) and improvements thereto, (b) utility models and pending applications to register the same; (c) trademarks, service marks, logos, trade dress and trade names or other source-identifying designations or devices, (d) copyrights, design rights and database rights, whether registered or unregistered, and pending applications to register the same, (e) internet domain names and registrations thereof, (t) confidential ideas, trade secrets, proprietary rights, computer software, including source code, derivative works, moral rights, know-how, works-in-progress, concepts, methods, processes, inventions, invention disclosures, formulae, reports, data, technical and scientific information, customer lists, mailing lists, business plans, information relating to manufacturing processes or other proprietary information, (g) all foreign counterparts thereof, (h) all renewals, extensions, restorations and reissues thereof, (i) any and all other intellectual property rights throughout the world.

“Interim Period” means the period starting on the Effective Date and ending at the Closing.

“Nail Product” shall mean the ClearTouch® nail phototherapy device.

“Net Collected Sales” shall mean the gross selling price invoiced and received by or on behalf of Company, less the following deductions and offsets : (a) credits, refunds, or allowances granted upon returns, rejections or recalls, retroactive price reductions, billing corrections or other allowances; (b) freight, shipping and insurance costs if included in the gross invoiced selling price; (c) professional allowances, quantity discounts, cash discounts, prompt payment discounts and other trade discounts, credits or allowances actually granted; (d) sales, excise and value-added taxes, tariffs, customs duties, other taxes and surcharges and other charges by an authority to the extent included in such selling price; (e) amounts incurred for rebates or discount programs; (t) rebates and premiums granted in connection with the sales of such Products, charge backs, and price protection; reprocurement charges, buying group/group purchasing organization administrative fees or managed care organization rebates or fees together with any and all retroactive adjustments relating thereto; and (g) distribution fees and sales commissions paid to non-Affiliates of Company; all of such deductions and offsets to be calculated in accordance with standard allocation procedures, allowance methodologies and generally accepted accounting principles, consistently applied.

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“no!no! Trademarks” has the meaning set forth in the Recitals hereto.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity.

“Products” shall mean the Nail Product and the Skin Product.

“Renewal Term” has the meaning set forth in Section 10.1.

“Representative” has the meaning set forth in the Preamble hereto.

“Restricted Period” has the meaning set forth in paragraph 4(c).

“Skin Product” means the phototherapy device currently sold under the no!no! Trademarks.

“Sellers” has the meaning set forth in the Recitals hereto.

“Services” has the meaning set forth in Section 2.1.

“Term” means the Initial Term and any Renewal Tenn, if applicable.

“TSA” means the Transition Services Agreement entered into between Company and Representative.

1.2	Interpretation

Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof’ and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) the word “including” means “including, but not limited to”; (c) words importing the singular will also include the plural, and vice versa; and (d) any reference to any federal, state, local or foreign statute or law (including within the definition of Law) will be deemed also to refer to all rules and regulations promulgated thereunder. References to $ will be references to United States Dollars, and with respect to any contract, obligation, liability, claim or document that is contemplated by this Agreement but denominated in currency other than United States Dollars, the amounts described in such contract, obligation, liability, claim or document will be deemed to be converted into United States Dollars for purposes of this Agreement as of the applicable date of determination.

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2.	SERVICES

2.1	Description

Representative shall perform the sale, promotion and marketing and after-sale support of the Products at a level of service consistent in all material respects with the sale, promotion and marketing activities of Representative provided to the Business prior to the Effective Date (the “Services”).

2.2	Authority

Representative’s sole authority shall be to solicit orders for the Products in accordance with the terms of this Agreement. Representative shall not have the authority to make any commitments whatsoever on behalf of Company, and shall be fully responsible for keeping its customers duly informed of this limit on Representative’s authority to make agreements on behalf of the Company with the customers.

3.	REPRESENTATIVE’S RESPONSIBILITIES

3.1	General Duties

(a)	Representative shall use its best efforts and devote adequate time to promote the Products and maximize the sale of the Products and undertakes to perform the Services faithfully, diligently and to the best of its ability.

(b)	Representative shall undertake reasonable promotional activities such as trade shows, product presentations, sales calls and other activities for the Products.

(c)	Representative shall report monthly to Company concerning sales of the Products, promotional activities and after-sale support and shall give prompt notice to Company of any problems concerning the Products or customers of the Products, such as recalls, product liability claims, customer complaints, etc. For greater certainty, Representative shall liaise with and provide reports, information and documentation to Company with respect to any matters relating to the performance of the Services.

3.2	Expense

(a)	Subject to paragraphs 3.2(b) and 3.2(c), Company shall pay directly to third party suppliers all pre-approved fees payable by Representative to perform the Services. Such fees include, but are not limited to, fees paid to third party suppliers of advertising, media and printing services.

(b)	In addition, Company will reimburse Representative for all reasonable out-of pocket expenses if such expenses have been authorized in advance by Company.

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(c)	Reimbursement of expenses will be made only in response to itemized invoices satisfactory to Company, in the name of Representative and submitted by Representative to Company.

4.	CONFLICT OF INTEREST AND EXCLUSIVITY

(a)	Representative warrants to Company that it does not currently represent or promote any lines or products that compete with the Products.

(b)	Representative shall provide Company with a list of the companies and products that it currently represents, if any, and shall notify Company in writing of any new companies and products at such time as its promotion of those new companies and products commence.

(c)	During the Term and for twelve (12) months thereafter (the “Restricted Period”), Representative shall not represent, promote or otherwise try to sell any lines or products for nail fungus removal or devices for skin treatment for acne. For greater certainty, during the Restricted Period, Representative shall not engage either directly or indirectly as consultant, principal, agent, officer or employee, or otherwise, in the performance of services that are the same or similar to the Services for any person, firm or organization other than Company and shall not provide services or be engaged, directly or indirectly, in the manufacturing, sale, or distribution of products which are the same or substantially similar to the Products.

5.	INDEPENDENT CONTRACTOR

5.1	Relationship

(a)	Representative is an independent contractor, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise, or (iii) allow Representative to create or assume any obligation on behalf of Company for any purpose whatsoever.

(b)	Representative is not authorized to accept orders or to authorize local warehousing service providers to release shipments of products. Any shipment release authorizations shall be solely issued by authorized representatives of Company. Furthermore, Representative is not authorized to receive payments on behalf of Company or for Products sold. Any order, request for shipment release authorizations or payment received by Representative shall forthwith be redirected to Company or to an account designated by Company.

6.	COMMISSIONS

6.1	Commissions payable

As a consideration for the Services, Representative shall be paid:

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(a)	10% of Net Collected Sales of Nail Products or of Skin Products sold under trademarks other than the no!no! Trademarks; and

(b)	50% of Net Collected Sales of Skin Products, if sold under any of the no!no! Trademarks.

6.2	Basis of Commission

(a)	The commission shall apply to all Net Collected Sales that occur during the Term, whether or not they occurred as a result of Services by Representative.

(b)	For greater certainty, Representative shall not be entitled to any commission for a specific sale until payment therefor has been received by or on behalf of Company. In the event that a customer makes a partial payment to Company for a specific sale, Company shall only be required to pay a proportional partial commission to Representative for such specific sale.

6.3	Time of Payment

Subject to paragraph 10.2(a), Commissions resulting from sales of Products shall be paid by Company to Representative on the 15th day of each calendar month during the Term for all Net Collected Sales paid to Company during the preceding calendar month. During the term of the TSA, however, Representative may offset from any payment due to Company under the TSA the amount of Commissions payable hereunder.

6.4	Financial Report

Company (or, during the term of the TSA, Representative) shall generate a financial report within 10 days of the end of each month during the Term showing Net Collected Sales using Company’s accounting system (the “Financial Report”) and provide such Financial Report to Representative.

6.5	Annual Inspection of Records

Both parties shall have the right, at its own expense, to inspect at reasonable times and upon reasonable notice relevant accounting records to verify the accuracy of costs and commissions paid by the parties under the terms of this Agreement.

6.6	Tax and Financial Matters

(a)	Representative shall be responsible for paying all income taxes and other taxes charged to Representative on commissions earned hereunder. All financial and other obligations associated with Representative’s business are the sole responsibility of Representative.

(b)	All sums payable by Company hereunder shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any taxes imposed, levied, collected, withheld or assessed by any taxing authority. If Company is required by law to make any tax deduction, withholding or payment from any amount paid or payable by Company to Representative hereunder, then Company will (i) pay the taxes to the taxing authority and (ii) send proof of such payment to Representative. Each party agrees to use reasonable efforts to assist the other party in claiming any legal exemptions from the respective obligation to deduct or withhold tax under double taxation treaties available under applicable double tax treaties or other applicable laws.

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7.	SALE OF THE PRODUCTS

7.1	Prices and Terms of Sale

(a)	Unless Company informs Representative otherwise, price lists, delivery schedules, and standard terms and conditions of sale for the Products shall be those that applied immediate!y before the Effective Date. Representative shall quote to customers only those authorized prices, delivery schedules, and terms and conditions, and modify, add to or discontinue Products following written notice by Company to Representative. Each order shall be controlled by the prices, delivery schedules, and terms and conditions in effect at the time the order is accepted, and all quotations by Representative shall contain a statement to that effect.

(b)	Company may, at any time, change the prices, charges, terms and conditions of the sale of Products by giving a 10-day prior notice of such changes to Representative.

8.	INDEMNIFICATION

8.1	Products Indemnification

Company shall indemnify, defend and hold harmless Representative and its officers, directors, employees and agents from and against any and all losses, liabilities, claims, obligations, costs, expenses (including, without limitation, reasonable attorneys’ fees) which result from, arise in connection with or are related in any way to claims by third parties arising out of or in connection with (a) any claim alleging that any Product infringes or misappropriates any Intellectual Property right of any third party, other than the no!no! Trademarks; (b) any claim from a governmental entity or regulatory body concerning the sale and approval of sale of Products by Representative; and (c) any product liability or similar claim including, without limitation, any claim for personal injury or injury to property relating to the development, testing, manufacturing, promotion, distribution, use or other commercialization of the Products. This indemnification obligation shall however not apply to losses, liabilities, claims, obligations, costs or expenses which result from, arise in connection with or are related in any way to Products sold during the Interim Period or in circumstances where Company is entitled to indemnification from any of the Sellers under the Asset Purchase Agreement.

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8.2	Services Indemnification

Representative shall indemnify, defend and hold harmless Company and its Affiliates, officers, directors, employees and agents from and against any and all losses, liabilities, claims, obligations, costs, expenses (including, without limitation, reasonable attorneys’ fees), incurred by or demanded from Company, directly or indirectly arising out of, or resulting from (i) any act or omission made by Representative or its employees, agents or subcontractors related to the Services performed for Company hereunder which is negligent or which constitutes a breach of any of the terms of this Agreement, or (ii) any untrue or inaccurate representation made by Representative in this Agreement.

9.	LIABILITY EXCLUSION

Notwithstanding anything to the contrary herein, except in the event of a breach of Articles II, 12 or 15, neither party nor its agent(s), representatives(s) or employee(s) shall be liable to the other pursuant to this agreement for amounts representing loss of revenues, loss of profits, loss of business or indirect, consequential, special or punitive damages of the other party, however caused and on any theory of liability, even if the other party has been advised of the possibility of such damages.

10.	TERM AND TERMINATION

10.1	Term

This Agreement shall commence on the Effective Date and shall remain in full force and effect for an initial period of twelve (12) months (the “Initial Term”), unless terminated earlier in accordance with section 10.2 or 10.3. It will automatically renew for successive periods of I-year (each such successive period, a “Renewal Term”), unless a party elects not to renew this Agreement and provides a notice of that intention to the other party at least 60 days before the end of the then current Initial Term or Renewal Term, as the case maybe.

10.2	Termination

(a)	If Closing does not occur on or before the Closing Deadline (as defined in the Asset Purchase Agreement), this Agreement shall automatically terminate and the only payment due hereunder shall be the payment set forth in the Side Letter entered into between the Parties as of March I, 2018.

(b)	This Agreement may be terminated for cause by either party, including for a material breach by the other party of any term or covenant contained in this Agreement, on not less than a 30-day written notice, provided the terminating party provides the non-terminating party with written particulars of the event(s) or condition(s) constituting cause for termination, and failure of the non-terminating party to remedy such breach within 30 days after receipt of written notice of such breach.

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(c)	This Agreement may be terminated by either party, upon written notice taking effect immediately if the other party becomes insolvent, is subject to a petition in bankruptcy filed by or against it, or is placed under the control of a receiver, liquidator or committee of creditors.

(d)	Representative shall, during any notice period, continue diligently and professionally to perform the Services in accordance with the reasonable directions of Company.

10.3	Effect of Termination

The termination or expiration of this Agreement shall not affect Representative’s obligations under Articles 11 (Intellectual Property Rights), 12 (Trademarks) and 15 (Confidentiality) or any other provisions of this Agreement that, by their nature and context, are intended to survive termination of this Agreement and shall remain in full force and effect notwithstanding such termination or expiration. Moreover, termination or expiration of this Agreement will not relieve the parties of any rights, liability or obligation which accrued hereunder prior to the Effective Date of such termination or expiration nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon expiration of this Agreement.

10.4	Return of Materials

(a)	All of Company’s trademarks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, demonstrators, literature, client and supplier lists, contact information, software, layouts, sales aids of every kind, and other documentation made available to, or developed by Representative during this Agreement, shall remain the property of Company.

(b)	Within 10 days after the termination of this Agreement, Representative shall return all such items to Company at Representative’s expense. Representative shall not make or retain any copies of any confidential items or information that may have been entrusted to it. Effective upon the termination of this Agreement, Representative shall cease to use all trademarks, marks and trade name of Company.

(c)	Within 10 days after the termination of this Agreement, Company acknowledges that the license for the no!no! Trademarks is revoked and Company will need to replace the no!no skin line with another brand name.

11.	INTELLECTUAL PROPERTY RIGHTS

11.1	Intellectual Property Rights

(a)	Except as provided herein, each party shall retain sole ownership of, and all rights to, any Intellectual Property of any kind that is owned by each party.

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(b)	Any Intellectual Property rights ansmg from the Services rendered by Representative under this Agreement (“Developed IP”) shall vest with and/or are hereby assigned to Company and shall be the sole and exclusive property of Company.

(c)	Under no circumstances shall Representative be permitted to use such Developed IP outside the scope of the Services without Company’s prior express written consent.

(d)	Representative shall promptly disclose in writing to Company all inventions and works developed or created in the performance of the Services rendered by Company under this Agreement and shall fully cooperate in the protection and/or registration of any Intellectual Property rights pertaining to such inventions or works.

(e)	Representative shall ensure that its employees waive such moral rights, and shall provide Company, at the completion of this Agreement and at such other time as Company may require, a written permanent waiver of such moral rights, in form and contents acceptable to Company.

(f)	The parties shall cooperate with each other and execute such other documents as the other party may reasonably require achieving the objectives of this Article 11.

12.	TRADEMARKS

12.1	License by Company

Company hereby grants Representative a worldwide non-exclusive, non-sub-licensable and non-transferable license to use the Cleartouch trademark described in Exhibit A (“ClearTouch Trademarks”) during the Term, in connection with the performance of the Services.

(a)	Representative specifically agrees that it will not use the ClearTouch Trademarks except in connection with the promotion of the Nail Products as permitted hereunder and agrees to conduct any and all advertising and promotion in which the ClearTouch Trademarks are used so as to assure the continued validity and enforceability of the ClearTouch Trademarks.

(b)	Representative shall use the ClearTouch Trademarks in strict compliance with the provisions of all applicable laws and regulations.

(c)	Representative will immediately notify Company of any challenge or claims of infringement regarding Company’s marketing and promotional activities relating to the Products, or of any infringement of Company’s Intellectual Property rights, including, without limitation, the ClearTouch Trademarks, by any third party, of which Representative becomes aware. Any proceeding to enforce or defend any such Intellectual Property rights may only be brought by Company and Company will have sole conduct and control of such proceedings. Representative will provide Company with reasonable assistance for such proceedings by providing any relevant information.

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(d)	Representative acknowledges that Company is the exclusive owner of the ClearTouch Trademarks and that any use of the Trademarks at any time by Representative as authorized by Company and any rights derived therefrom have and will enure to the exclusive and entire benefit of Company and Representative shall not claim any right or interest in the ClearTouch Trademarks by way of its use of same at any time, including, without limitation, subsequent to any termination of this Agreement for any reason.

(e)	Representative understands and agrees that this license m no way precludes Company from using the ClearTouch Trademarks.

12.2	License by Representative

Representative hereby grants Company a worldwide, sole, non-sub-licensable and non transferable license to use the no!no! Trademarks during the Term, only in association with the sale of the Skin Product. Representative retains the right to use the no!no! Trademarks in association with the promotion and marketing of the Skin Product in accordance with the terms of this Agreement. The parties confirm that Representative can use the no!no! Trademarks, during or after the Term, in association with products other than products intended for skin treatment for acne. Company may, at any time during the Term, give Representative a written notice of its intent to cease using the no!no! Trademarks in association with the Skin Product. No later than sixty (60) days after receipt of such notice by Representative, Company (and Representative, acting under this Agreement), shall cease using the no!no! Trademarks in association with the Skin Product.

12.3	No Rights by Implication

No rights or licenses with respect to the Products are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

13.	INSURANCE AND LIABILITY

Representative shall obtain and maintain proper insurance coverage to cover its liability and the property used in the performance of the Services. 1f requested by Company, Representative shall furnish certificates of insurance coverage or the original of the insurance policies for review by Company.

14.	COMPLIANCE WITH LAWS

14.1	Representative

(a)	Representative shall comply with and shall not violate any laws, rules and regulations that may be applicable to the performance of Representative’s obligations hereunder, including but not limited to the U.S. Foreign Corrupt Practices Act and the Canadian Corruption of Foreign Public Officials Act.

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(b)	Without limiting the foregoing, Representative will not, in the performance of the Services, make any payments or gifts, or any offers or promises of payments or gifts of any kind, directly or indirectly, to any official of any government or any agency or instrumentality thereof; to any political party or official thereof, or any candidate for political office; or to any person while knowing (or being aware of a high probability) that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official, any political party or official thereof, or any candidate for political office in violation of the Canadian Corruption of Foreign Public Officials Act or of applicable laws.

(c)	In the performance of the Services, Representative agrees to obtain and/or maintain in effect all licenses, permits and authorizations, which may be required by any governmental agencies in any jurisdiction which may be applicable to Representative’s obligations hereunder.

15.	CONFIDENTIALITY

The terms of this Agreement and any non-public, proprietary information disclosed by one party to the other shall constitute confidential information (“Confidential Information”). Neither party will disclose or disseminate either the terms of this Agreement or any of the other party’s Confidential lnformation without the prior written consent of the other party. Each party acknowledges that any unauthorized use, misappropriation or disclosure of the other party’s Confidential lnformation will cause irreparable harm and will entitle such other party to injunctive relief, as well as any other available remedy at law or in equity. Confidential Information shall not include any information which is (a) in the public domain or becomes public knowledge, through no fault or breach by the recipient; (b) obtained from a third party lawfully in possession of such information, other than by breach of an obligation of confidentiality; (c) previously known or independently developed by the recipient; (d) released for disclosure by either party; or (e) required by court order, law or regulation to be disclosed, but only to the extent and for the purposes of the required disclosure.

16.	NOTICES

All notices and other communications required or permitted by this Agreement shall be in writing and shall be deemed given if delivered by hand, mailed by registered mail or certified mail, return receipt requested, or by a nationally recognized overnight courier, or sent by electronic transmission by e-mail, to the appropriate party at the following address (or such other address for a party as shall be specified by notice pursuant hereto), and such notice shall be deemed to have been given and received, if delivered or mailed by registered or certified mail, when delivered to such address, and if e-mailed, on the next business day after the transmission of same:

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If to Representative, to:

Richard Ransom, President

ICTV Brands, Inc.

489 Devon Park Drive, #306

Wayne, PA 19087

E-mail: ransom@ictvbrands.com

With copy to:

John Carrino, General Counsel

ICTV Brands, Inc.

489 Devon Park Drive, #306

Wayne, PA 19087

E-mail: carrino@ictvbrands.com

If to Company, to:

RobFia, CEO

Therma Bright Inc.

738-157 Adelaide Street West

Toronto, ON, CAN MSH 4E7

E-mail: rfia@thejenexcorporation.com

With copy to:

Tuba Yamac BCFLLP

1100 Rene-Levesque West Blvd., 25th

Floor Montreal, QC H3B 5C9

E-mail: tuba.yamac@bcf.ca

17.	NO WAIVER

The waiver or failure of either party to exercise in any respect any right provided in this agreement shall not be deemed a waiver of any other right or remedy to which the party may be entitled.

18.	ENTIRETY OF AGREEMENT

The terms and conditions set forth herein, including the Exhibit hereto, constitute the entire agreement between the parties and supersede any communications or previous agreements with respect to the subject matter of this Agreement. There are no written or oral understandings directly or indirectly related to this Agreement that are not set forth herein. No change can be made to this Agreement other than in writing and signed by both parties.

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19.	MEDIATION. ARBITRATION AND GOVERNING LAW

(a)	In the event of a dispute between any of the parties arising under or relating in any way whatsoever to this Agreement, the disputing parties shall attempt to resolve it through good faith negotiation. If the dispute is not resolved through such negotiation, then the disputing parties shall attempt to resolve it through mediation in the State of Pennsylvania, USA, with a neutral, third-party mediator mutually agreed upon by the disputing parties. Unless otherwise agreed by the disputing parties, the costs of mediation shall be shared equally. lf the dispute is not resolved through mediations, then upon written demand by one of the disputing parties it shall be referred to a mutually agreeable arbitrator. The arbitration process shall be conducted in accordance with the laws of the Commonwealth of Pennsylvania, USA. All remedies, legal and equitable, available in court shall also be available in arbitration. The arbitrator’s decision shall be final and binding, and judgement may be entered thereon in a court of competent jurisdiction.

(b)	This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles thereof. ln any dispute arising out of or relating in anyway whatsoever to this Agreement, including arbitration, the substantially prevailing party shall be entitled to recover its costs and attorney fees from the other disputing parties.

20.	HEADINGS IN THIS AGREEMENT

The headings in this Agreement are for convemence only, confirm no rights or obligations in either party, and do not alter any terms of this Agreement.

21.	SEVERABILITY

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

22.	ASSIGNMENT

(a)	Representative acknowledges that Company is entering this Agreement based on its confidence in Representative’s abilities and reputation and that Company is unwilling to proceed on the basis set out in this Agreement with any other person or entity; accordingly, this Agreement may not be assigned by Representative, except in connection with the sale of all or substantially all of it assets or if the assignment is to any of its subsidiaries or affiliated companies. Representative agrees and undertakes that its consent is not required for any assignment by Company. Representative shall execute all documents in accordance with Company’s instructions, and take whatever actions required by Company, to give effect to this Article 22.

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(b)	This Agreement will be binding upon and inure to the benefit of the parties hereto, and their employees, officers, directors, partners, and their successors, heirs and assigns.

23.	COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

FOR: THERMA BRIGHT INC,

By:
Name:	Robfia
Title:	CEO

REPRESENTATIVE:

FOR: ICTV BRANDS INC,

/s/ Richard Ransom (Mar 6,2018)
Name:	Richard Ransom
Title:	President

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EXHIBIT A

ClearTouch Trademarks

TRADEMARK	COUNTRY	APPLICATION / REGISTRATION NUMBER	FILING DATE	STATUS
CLEARTOUCH in the name of ICTV Brands, Inc.	US	U.S. 5355075 In class 10 “medical apparatus, namely, electric heating devices for curative treatment”	May 18, 2017 (registered December 12, 2017)	REGISTERED AND IN FORCE